Exhibit 99.1

NEWS

COLUMBIA LABORATORIES REPORTS
FIRST QUARTER 2009 FINANCIAL RESULTS

Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ — May 7, 2009 — Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced financial results for the three-month period ended March 31, 2009.  Key financial results of the quarter include:
  Net revenues from U.S. sales of CRINONE® 8% increased 16% and prescriptions increased 22% over the first quarter of 2008
  Net revenues of $7.3 million in the first quarter of 2009 compared to $8.9 million in the first quarter of 2008 and $7.1 million in the fourth quarter of 2008. The reduction in revenues in the 2009 first quarter vs. the 2008 first quarter resulted primarily from:
  Lower revenues from Lil'Drug Store Products of $1.0 million from a delay in a RepHresh® order and a lower royalty rate
  Reduction of $0.4 million due to currency adjustments, the Ardana bankruptcy in July 2008, and government discounts given by Merck Serono, despite the increase in foreign CRINONE® units
  Lower PROCHIEVE® sales in the 2009 first quarter vs. the 2008 first quarter
  Net loss of $5.3 million, or $(0.10) per basic and diluted share, compared to a net loss of $4.2 million, or $(0.08) per basic and diluted share, in the first quarter of 2008
"Our focus on our core U.S. CRINONE® business continued to generate results. U.S. CRINONE® revenues increased 16% and prescriptions increased 22% over first quarter 2008 levels," stated Robert S. Mills, Columbia's president and chief exective . "The increased U.S. CRINONE® revenues  were overshadowed by elements beyond our control. While unit volumes for international CRINONE® were up 6%, related revenues decreased 14% due to price adjustments for government discounts and foreign exchange rates. In addition, Other Product sales decreased more than $1.2 million dollars, principally due to the combination of significantly lower sales of RepHresh® and the absence of Ardana license fees for STRIANT®. So while the net effect was a fiscally disappointing quarterly comparison, the unequal government discount adjustment comparison resolves in the third quarter and batch patterns should smooth out as the year progresses based on projected orders."

"Rapid completion of the PREGNANT Study remains a top priority, as we are eager to tap the large, underserved market it represents. With 23 active study centers and five more study centers that have been initiated and should begin enrolling patients by the end of May, we remain confident that the 450-patient cohort will be fully enrolled by the end of 2009. This will enable us to meet our goal of reporting data in mid-summer 2010 and, if positive, filing with the FDA for a label expansion for PROCHIEVE® 8% and securing publications in peer-reviewed journals as soon as possible thereafter, " concluded Mills.

Columbia Laboratories Reports First Quarter 2009 Financial Results                                                                                                                                                                                        Page 2 of 6
May 7, 2009

Additional highlights of the first quarter of 2009 included:

•	Two studies on the benefits of using CRINONE® 8% were accepted for publication in Fertility and Sterility, the official journal of the American Society for Reproductive Medicine (ASRM)

•	PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study protocol was presented and discussed at a scientific session of the Society for Maternal-Fetal Medicine (SMFM) 2009 Annual Meeting

•
Veteran pharmaceutical executive Frank C. Condella, Jr. was elected to the Company’s Board of Directors, bringing to eight the number of independent directors on Columbia’s nine-person Board.  Mr. Condella, the immediate past CEO of SkyePharma, has worked for companies including Ivax, Alpharma and Roche Laboratories during his 30-plus year career

First Quarter Financial Results
Net revenues for the first quarter of 2009 were $7.3 million, compared to $8.9 million for the first quarter of 2008 and $7.1 million in the fourth quarter of 2008.

Net revenues from Progesterone Products were $5.5 million in the first quarter of 2009 compared with $5.8 million in the first quarter of 2008.  The 6% decrease primarily reflects a 14% decrease in international CRINONE® sales due to a combination of price adjustments for government discounts and lower foreign exchange selling prices relative to the dollar, and lower unit volume for PROCHIEVE®. U.S. CRINONE® unit volume increased 8.5% and international CRINONE® unit volume increased 6%.

Net revenues from Other Products (RepHresh®, Replens®, and STRIANT®) were $1.9 million in the first quarter of 2009 as compared with $3.1 million in the first quarter of 2008.  This 40% decrease reflects lower sales of RepHresh® due to the timing of batch orders and the absence of the Ardana license fees for STRIANT® in Europe, offset slightly by a 4% increase in sales of STRIANT®.

Gross profit margin increased from 67% to 76% reflecting the shift in product mix toward higher-margin Progesterone Products, and to a lesser degree, the favorable effects of foreign exchange on our contract manufacturing costs.

Total operating expenses were $8.8 million in the first quarter of 2009, a 5% increase compared to $8.3 million in the prior year period.

•	Selling and distribution expenses were $2.8 million in the first quarter of 2009, a 10% decrease from $3.1 million in the first quarter of 2008.

•	General and administrative costs were $2.5 million in the first quarter of 2009 compared to $2.1 million a year ago.

•
Research and development costs increased 22% to $2.2 million in the first quarter of 2009 from $1.8 million in the first quarter of 2008. The increase was entirely driven by costs of the PREGNANT Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy.  This study was initiated in the first quarter of 2008; first quarter 2009 costs included both enrolling and treating patients. The increase was offset by the absence of costs of the Phase II study of vaginal lidocaine for dysmenorrhea, which was fully enrolled in the first quarter of 2008 and completed in mid-2008.

•	The Company amortized $1.3 million of the acquisition cost for the U.S. license rights to CRINONE® 8% in the first quarters of both 2009 and 2008.

•	Other income and expense for the first quarter of 2009 was a net expense of $2.1 million versus a net expense of $1.9 million in the first quarter of 2008.

Columbia Laboratories Reports First Quarter 2009 Financial Results                                                                                                                                                                                         Page 3 of 6
May 7, 2009

As a result, the Company reported a net loss of $5.3 million, or $(0.10) per basic and diluted share, for the first quarter of 2009 as compared to a net loss of $4.2 million, or $(0.08) per basic and diluted share, for the first quarter of 2008.

As of March 31, 2009, Columbia had cash and cash equivalents of $10.0 million. This compares to cash and cash equivalents of $12.5 million at December 31, 2008.

Quarterly Conference Call

As previously announced, Columbia Laboratories will hold a conference call to discuss financial results of the three-month period ended March 31, 2009, as follows:

Access information
Date:	Thursday, May 7, 2009
Time:	11:00 AM EST
Dial-in numbers:	(888) 599-8658 (U.S./Canada) or (913) 312-0666
Live webcast:	www.cbrxir.com, under "Events"
The teleconference replay will be available two hours after completion through Thursday, May 14, 2009 at (888) 203-1112 (U.S./Canada) or (719) 457-0820. The replay passcode is 6274744.  The archived webcast will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia markets CRINONE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency.  The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s partners market CRINONE® 8%, STRIANT®, and three other products to additional U.S. and foreign markets.  The Company is conducting, in collaboration with the NIH, the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy.  For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions.  Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel) and STRIANT® (testosterone buccal system) in the U.S.; the successful marketing of CRINONE® 8% by Merck Serono, and RepHresh® and Replens® by Lil’ Drug Store Products, Inc; the timely and successful development of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; the strength of the U.S. dollar relative to international currencies, particularly the Euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Columbia Laboratories Reports First Quarter 2009 Financial Results                                                                                                                                                                                       Page 4 of  6
May 7, 2009

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

RepHresh® and Replens® are registered trademarks of Lil’ Drug Store Products, Inc.

Contact:
James A. Meer, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey, Co-President
Rx Communications Group, LLC
(917) 322-2571

Financial Tables Follow

Columbia Laboratories Reports First Quarter 2009 Financial Results                                                                                                                                                                                        Page 5 of 6
May 7, 2009

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
NET REVENUES	$7,321,187	$8,912,935

COST OF REVENUES	1,780,018	2,960,097
Gross profit	5,541,169	5,952,838

OPERATING EXPENSES:
Selling and distribution	2,793,236	3,103,773
General and administrative	2,488,553	2,119,911
Research and development	2,245,385	1,846,607
Amortization of licensing right	1,261,182	1,261,182
Total operating expenses	8,788,356	8,331,473

Loss from operations	(3,247,187)	(2,378,635)
OTHER INCOME EXPENSE:
Interest income	19,197	136,321
Interest expense	(2,048,101)	(1,919,086)
Other, net	(40,546)	(59,393)
Total other (expense)	(2,069,450)	(1,842,158)

Loss before taxes	(5,316,637)	(4,220,793)
State Income taxes	(16,930)	(28,002)
NET LOSS	$(5,333,567)	$(4,248,795)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.10)	$(0.08)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
Basic and diluted	54,296,686	51,964,036

Columbia Laboratories Reports First Quarter 2009 Financial Results                                                                                                                                                                                        Page 6 of 6
May 7, 2009

 COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents of which $7,706,019 and	$9,952,394	$12,497,382
$12,099,318 is interest bearing
Accounts receivable, net of allowances for	4,089,763	3,562,277
doubtful accounts of $100,000 and $100,000
Inventories	3,014,709	2,377,139
Prepaid expenses and other current assets	1,117,612	1,102,525
Total current assets	18,174,478	19,539,323

Property and Equipment - Net	772,158	821,857
Intangible Assets - Net	22,553,878	23,815,060
Other Assets	1,379,487	1,446,249

TOTAL ASSETS	$42,880,001	$45,622,489

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Current portion of financing agreements	$151,170	$168,034
Accounts payable	2,296,588	2,085,463
Accrued expenses	5,054,848	4,980,643
Total current liabilities	7,502,606	7,234,140

Notes payable	30,762,873	30,074,966
Deferred revenue	292,700	305,433
Long-term portion of financing agreements	13,587,337	13,126,210
TOTAL LIABILITIES	52,145,516	50,740,749

COMMITMENTS AND CONTINGENCIES

Contingently Redeemable Series C Preferred Stock
600 and 775 shares issued and outstanding in 2009 and 2008, respectively (liquidation preference of $600,000 and $775,000)	600,000	775,000

SHAREHOLDERS' DEFICIT:
Preferred stock, $.01 par value; 1,000,000 shares authorized
Series B Convertible Preferred Stock, 130 shares issued
and outstanding (liquidation preference of $13,000)	1	1
Series E Convertible Preferred Stock, 59,000 shares
issued and outstanding (liquidation preference of $5,900,000)	590	590
Common Stock $.01 par value; 100,000,000 shares
authorized; 54,714,391 and 54,007,579 shares issued and outstanding in 2009 and 2008, respectively	547,143	540,076
Capital in excess of par value	230,051,944	228,686,942
Less cost of 79,704 and 63,644 treasury shares	(212,619)	(189,229)
Accumulated deficit	(240,443,272)	(235,109,705)
Accumulated other comprehensive income	190,698	178,065
Shareholders' deficit	(9,865,515)	(5,893,260)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$42,880,001	$45,622,489